Pricing Supplement No.  981      Dated  6/12/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 1 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $25,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:     $24,981,250.00
Commission or Discount on original issuance:     $18,750.00
Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     |X|  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       |X| The Registered Notes are being offered at a fixed initial public offering price of 100.00000 % of Principal Amount or Face Amount.
Original Issue Date:     7/08/97
Stated Maturity:     7/15/98
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: 15th of Jan., Apr., Jul., & Oct.  First coupon
                       10/15/97.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 5.8666300%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates: 2 London business days prior to each interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:     3 month (First coupon: interpolated 3 & 4 months + 11 bps)
Spread (+/-):     + 11
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity     :

Cusip: 79549QDN1